                                                                                                                                                                                                                                                                                                                                                                                                                                  As As filed with the Securities and Exchange Commission on October 4, 2007
Registration No.__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICHAEL LAMBERT, INC.
 (Name of small business issuer in its charter)

Nevada	2300	20-3107499

(State or jurisdiction	(Primary Standard	(IRS Employer
of incorporation or	Industrial Classification	Identification
organization)	Code Number)	No.)

121 Interpark Blvd., Suite 1204
San Antonio, Texas 78216
Telephone: (210) 490-8383
 (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Robert Kremer, President & Chief Executive Officer
121 Interpark Blvd., Suite 1204
San Antonio, Texas 78216
Telephone: (210) 490-8383
 (Name, address and telephone number of agent for service)

            Copies to:

David M. Loev		John S. Gillies
David M. Loev, Attorney at Law		David M. Loev, Attorney at Law
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 774016		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. (  )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. (  ).

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount Being Registered	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(2)	Amount of Registration Fee
Common Stock $0.001 par value	2,039,500	$0.10	$203,950	$62.65
Total	2,039,500	$0.10	$203,950	$62.65

(1)   The  offering  price is the stated, fixed price of $0.10 per share until the securities  are  quoted  on  the  OTC  Bulletin  Board  for  the purpose of calculating  the  registration  fee  pursuant  to  Rule  457.

(2)  This amount has been calculated based upon Rule 457 and the amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The  registrant  hereby  amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file  a  further  amendment  which  specifically  states  that this registration statement  shall  thereafter become effective in accordance with Section 8(a) of the  Securities  Act  of  1933  or until the registration statement shall become effective  on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

MICHAEL LAMBERT, INC.
RESALE OF 2,039,500 SHARES OF COMMON STOCK

The selling stockholders listed on page 30 may offer and sell up to 2,039,500 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock.  Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

 A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers.  We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is nor permitted.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  We urge you to read the “Risk Factors” section beginning on page 8, along with the rest of this Prospectus before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS  ___, 2007
TABLE OF CONTENTS

Prospectus Summary	5
Summary Financial Data	7
Risk Factors	8
Use of Proceeds	12
Dividend Policy	12
Legal Proceedings	12
Directors, Executive Officers, Promoters, Control Persons and Significant Employees	13
Security Ownership of Certain Beneficial Owners and Management	14
Interest of Named Experts and Counsel	16
Indemnification of Directors and Officers	17
Description of Business	18
Management’s Discussion and Analysis of Financial Condition and Results of Operations	21
Description of Property	25
Certain Relationships and Related Transactions	25
Executive Compensation	26
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	27
Descriptions of Capital Stock	28
Shares Available for Future Sale	29
Plan of Distribution and Selling Stockholders	29
Market for Common Equity and Related Stockholder Matters	33
Additional Information	33
Legal Matters	33
Financial Statements	F-1
Part II	35

PART I – INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus.  As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors.”  In this Prospectus, the terms "we," "us," "our," “Company,” and “MLI” refer to Michael Lambert, Inc., a Nevada corporation.

We are a development stage company, which designs, manufactures, and sells handbags and plans to expand our operations to include the design, manufacture and sale of belts, pillows, scarves and other clothing accessories in the future, as described in greater detail below under “Description of Business.”  We have had only limited sales of our handbags to date, and provide no assurances that our sales will increase in the future, or that we will be able to expand our operations to the production of belts, pillow, scarves or other closing accessories in the future.

We have generated only limited revenues since our inception and have incurred substantial losses. These factors have led to our auditors expressing substantial doubt as to whether we will be able to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow to conduct our operations and/or obtain additional sources of capital and financing.

A total of 39,500 of the shares of common stock offered herein by the selling shareholders were purchased by the selling shareholders between March 2006 and April 2007 for $0.50 per share, or aggregate consideration of $19,750, under an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933.

A total of 2,000 of the shares of common stock offered herein by the selling shareholders were issued to the selling shareholders in August 2006, in connection with the forgiveness of $1,000 in debt owed to one of the selling shareholders pursuant to a promissory note, for 2,000 shares of our common stock.

A total of 600,000 of the shares of common stock offered herein by the selling shareholders were issued to four of our consultants in consideration for services rendered to us from September 2006 to April 2007.

A total of 1,450,000 of the shares of common stock offered herein represent share issuable in connection with the exercise of outstanding 5 year warrants to purchase shares of our common at an exercise price of $0.375 per share, which warrants were issued to various of our consultants in consideration of services rendered, which warrants were granted on February 10, 2007.

We have a website at www.michael-lambert.com, which contains information which we do not desire to incorporate by reference herein.

The  following  summary  is  qualified  in  its  entirety  by  the detailed information  appearing  elsewhere  in  this  Prospectus.  The securities offered hereby are speculative and involve a high degree of risk.  See "Risk Factors."

Summary of the Offering:

Common Stock Offered:	2,039,500 shares by selling stockholders

Common Stock Outstanding
Before the Offering:	3,564,500 shares

Common Stock Outstanding
After the Offering:	4,964,500 shares (assuming the exercise of all 1,400,000 shares of common stock issuable in connection with the exercise of warrants registered herein)

Offering Price:
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

Use of Proceeds:
We will not receive any proceeds from the shares offered by the selling stockholders, but we will receive up to $525,000 in connection with the issuance of shares of common stock registered herein, upon the exercise of outstanding warrants. See “Use of Proceeds.”

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Principal Executive Offices Address:	121 Interpark Blvd., Suite 1204
San Antonio, Texas 78216

Executive Office Telephone Number:	(210) 490-8383

Executive Office Facsimile Number:	(210) 490-0044

SUMMARY FINANCIAL DATA

You should read the summary financial information presented below for the year ended November 30, 2006 and the three and six months ended May 31, 2007.  We derived the summary financial information from our audited financial statements for year ended November 30, 2006 and the period from November 2, 2005 (inception) through November 30, 2005, and our unaudited financial statements for the three and six months ended May 31, 2007 and 2006, appearing elsewhere in this Prospectus.  You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

Summary Statement of Operations

	Three months ended May 31, 2007	Six months ended May 31, 2007	Year ended November 30, 2006

Related party royalty revenue	$6,358	$13,640	$3,054
General and administrative expenses	614,372	621,718	169,081
Interest expense	1,147	2,712	4,529
Net loss	$(609,161)	$(610,790)	$(166,027)

Summary Balance Sheet

	May 31, 2007 (unaudited)	November 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$1,182	$1,760
Total current assets	1,182	1,760

LIABILITIES
Current liabilities
Accrued liabilities	$-	$7,919
Current debt	41,500	-
Total current liabilities	41,500	7,919

Long-term debt	-	37,500

Total Liabilities	$41,500	$45,419

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us.  You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock.  If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company’s business is subject to the following Risk Factors (references to “our,” “we,” “MLI”, and words of similar meaning in these Risk Factors refer to the Company):

We May Not Be Able To Continue Our Business Plan Without Additional Financing.

We depend to a great degree on the ability to attract external financing in order to conduct our business activities and in order that we have sufficient cash on hand to expand our operations.  We are currently funded solely by our shareholders and with the very limited amount of sales revenue we have generated to date.  We believe that we can continue our business operations for approximately the next six (6) months with the cash on hand we had as of the filing of this report.  We anticipate the need for approximately $50,000 in additional funding to support our operations for the next 12 months, which amount does not include approximately $41,500 which we will need to repay our outstanding current liabilities prior to December 31, 2007. If we are unable to generate sufficient revenues to support our operations in the future and/or fail to raise additional funds after the six (6) months which we currently believe we will be able to continue our operations, we may be forced to abandon our current business plan.  If you invest in us and we are unable to raise the required funds, your investment could become worthless.

Our Auditors Have Expressed Substantial Doubt As To Whether Our Company Can Continue As A Going Concern.

We have generated only limited revenues since our inception and have incurred substantial losses.  These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow to conduct our operations and/or obtain additional sources of capital and financing.

We Rely Upon Our Sole Officer and Director And If He Was To Leave Us, Our Business Plan And Results Of Operations Could Be Adversely Affected.

We rely heavily on our Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director, Robert Kremer.  His experience and input create the foundation for our business and he is responsible for the directorship and control over the production and design of our products. We do not currently have an employment agreement or “key man” insurance policy on Mr. Kremer.   Moving forward, should we lose the services of Mr. Kremer, for any reason, we will incur costs associated with recruiting a replacement and delays in our operations associated with the search for such replacement.  If we are unable to replace Mr. Kremer with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan.  As a result of this, your investment in us could become devalued.

We Face Intense Competition For Our Products And As A Result, We May Be Unable To Compete In The Market For Handbags and Accessories.

The market for handbags and clothing accessories is highly competitive and fragmented. The Company expects competition to intensify in the future. We compete in each of our markets with numerous national, regional and local companies, many of which have substantially greater financial, managerial and other resources than those presently available to us.  Numerous well-established companies are focusing significant resources on providing handbags and related clothing accessories that will compete with our products. No assurance can be given that we will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices we charge for our products, will not rise. In the event that we cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on our business, results of operations and financial condition.

Our Results May Be Adversely Affected By Our Failure To Anticipate And Respond To Changes In Fashion Trends And Consumer Preferences In A Timely Manner.

Our sales and profitability depend upon the demand by customers for our handbags. We believe that our success depends in large part upon our ability to anticipate, gauge and respond in a timely manner to changing consumer demands and fashion trends and upon the appeal of our handbags. There can be no assurance that we will be able to anticipate, gauge and respond to changes in fashion trends. A decline in demand for our handbags, if any, or a misjudgment of fashion trends could, among other things, lead to lower sales and excess inventories which could have a material adverse effect on our business, financial condition and operating results.

Changes In Economic Conditions That Impact Consumer Spending Could Harm Our Business.

Our financial performance is sensitive to changes in overall economic conditions that impact consumer spending, particularly discretionary spending. Future economic conditions affecting disposable consumer income such as employment levels, business conditions, interest rates, and tax rates could reduce consumer spending or cause consumers to shift their spending to other products. A general reduction in the level of discretionary spending or shifts in consumer discretionary spending to other products could have a material adverse effect on our growth, sales and profitability.

We Have Not And Do Not Anticipate Paying Any Cash Dividends On Our Common Stock And Because Of This Our Securities Could Face Devaluation In The Market.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of our business operations, it is anticipated that any earnings will be retained to finance our business operations and future expansion.

Our Bylaws Provide For Indemnification Of Our Officers And Directors, So It Will Be Difficult To Seek Damages From Our Officers And/Or Directors In A Lawsuit.

Our Bylaws provide that our officers and Directors will only be liable to us for acts or omissions that constitute actual fraud, gross negligence or willful and wanton misconduct. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by our officers and Directors for liabilities incurred in connection with their good faith acts on our behalf. Additionally, such an indemnification payment on behalf of our officers and/or Directors may deplete our assets. Investors who have questions respecting the fiduciary obligations of our officers and Directors should consult with their own independent legal counsel prior to making an investment in us. Additionally, it is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

We Have A Limited Operating History And Because Of This It May Be Difficult To Evaluate Our Chances For Success.

We were formed as a Nevada corporation on November 2, 2005.  We have had an extremely limited volume of sales to date and can provide no assurances that our sales will increase in the future and/or that they will ever be great enough to support our expenses and/or costs of sales.  We have only sold approximately 177 handbags since inception, and anticipate the need to sell approximately 1,000 handbags per year to generate sufficient revenue to support our operations. We are a relatively new company and, as such, run a risk of not being able to compete in the marketplace because of our relatively short existence. New companies in the competitive environment of handbag and fashion design, such as ours, may have difficulty in continuing in a highly competitive industry such as ours, and as a result, we may be forced to abandon or curtail our business plan. Under such a circumstance, the value of any investment in us may become worthless.

We Currently Have No Major Customers, Have Generated Limited Revenues And Have Only One Licensing Agreement In Place.

As stated above, we have generated only limited revenues since our inception.  Part of our business plan includes the licensing of certain products under the Michael Lambert name.  We hope to accomplish this through licensing agreements with a small number of major customers and/or partners; however, we currently only have one license agreement in place with KBK, Inc., which is beneficially owned by our Chief Executive Officer and Director, Robert Kremer.  As we have raised only limited revenues to date, have only a limited number of customers and only one licensing agreement in place, there is a risk we will not be able to enter into further licensing arrangements and as a result, our business plan will need to be curtailed or abandoned.  If this were to happen, any investment in us could become worthless.

Our Chief Executive Officer and President Possesses Significant Control Over Our Operations, And Because Of This He May Choose A Plan Of Action Which Will Devalue Our Outstanding Securities

Our Chief Executive Officer and President, Robert Kremer beneficially owns 1,860,000 shares of common stock (which number includes 700,000 warrants to purchase shares of our common stock), representing 43.6% of our outstanding common stock (assuming the exercise of all warrants beneficially owned by Mr. Kremer).  Accordingly, Mr. Kremer, our Chief Executive Officer and President possesses significant influence over the matters submitted to the stockholders for approval.  These matters include the election of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.  This level of control by Mr. Kremer gives him substantial ability to determine our future as a business, and as such, he may elect to close the business, change the business plan or make any number of other major business decisions.  This control may eventually make the value of any investment in us worthless.

Nevada Law And Our Articles of Incorporation Authorize Us To Issue Shares Of Stock, Which Shares May Cause Substantial Dilution To Our Existing Shareholders And/Or Have Rights And Preferences Greater Than The Common Stock Offered In This Prospectus.

Pursuant to our Articles of Incorporation, we have 140,000,000 shares of common stock and 10,000,000 shares of Preferred Stock authorized.  As of the filing of this Registration Statement, we have 3,564,500 shares of common stock issued and outstanding and – 0 – shares of Preferred Stock issued and outstanding.  As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders.  Additionally, shares of Preferred Stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock offered in this Prospectus.  As a result, shares of Preferred Stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares, provide the holders of the Preferred Stock the right to convert the shares of Preferred Stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and Preferred Stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any Preferred Stock, which we may issue may be exacerbated given the fact that such Preferred Stock may have super majority voting rights and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this offering and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

We Do Not Currently Have A Public Market For Our Securities.  If There Is A Market For Our Securities In The Future, Our Stock Price May Be Volatile And Illiquid.

There is currently no public market for our common stock.  Assuming this Registration Statement becomes effective, we hope to engage a market maker to make a market for our common stock on the OTC Bulletin Board.  However, we can make no assurances that there will be a public market for our common stock in the future.  If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

    (1) actual or anticipated variations in our results of operations;

    (2) our ability or inability to generate new revenues;

    (3) increased competition;  and

     (4) conditions and trends in the market for handbag and clothing accessories.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Investors May Face Significant Restrictions on the Resale of Our Common Stock Due to Federal Regulations of Penny Stocks.

Once our common stock is listed on the OTC Bulletin Board, it is likely that it will be subject to the requirements of Rule 15(g)9, promulgated  under the Securities Exchange Act as long as the price of our common stock is below $4.00 per share.  Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction.  The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.  Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $4.00 per share.  The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the resale of already issued and outstanding shares of common stock by the Selling Stockholders, but we may receive up to $525,000 shares of common stock upon the exercise of warrants to purchase shares of our common stock (the “Selling Shareholder Warrants”), which shares issuable in connection with the exercise of such warrants are registered herein (assuming that all such warrants are exercised, and such warrant holders do not affect cashless exercises).  The table below sets forth the estimated use of the proceeds we will receive and how such proceeds will be used, assuming that all, one-half, and one-quarter of the Selling Shareholder Warrants are exercised for cash:

	Assuming ¼ of the Selling Shareholder Warrants are exercised	Assuming ½ of the Selling Shareholder Warrants are exercised	Assuming all of the Selling Shareholder Warrants are exercised

Working capital	$131,250	$262,500	$525,000
Totals	$131,250	$262,500	$525,000

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our future earnings, if any, to finance our operations and future growth of which there can be no assurance, our Board of Directors will have discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business.  We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.  We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS, CONTROL PERSONS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name, age and position of our director and executive officer, as well as the material officer of Sunshine, our wholly owned subsidiary:

NAME	AGE	POSITION

Robert Kremer	60	Chief Executive Officer,
		President, Chief Financial Officer,
		Secretary, Treasurer and Director

Robert Kremer

Robert Kremer has served as our Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and Director since our incorporation on November 2, 2005.  Since January 1981, Mr. Kremer has served as the President of KBK, Inc., a Texas corporation which is a wholesale seller of decorative products.  Mr. Kremer obtained his Bachelors in Business degree in management from the University of Texas in Austin, Texas, in 1970.  Currently Mr. Kremer spends approximately 80% of his working time, representing approximately 45-55 hours per week on the operations of KBK and 20% of his working time, representing approximately 5-10 hours on the Company’s business.  Mr. Kremer anticipates spending more time on the Company’s operations as the Company grows.

Our Director is elected annually and holds office until our next annual meeting of the shareholders and until his successor is elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding common stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of September 25, 2007 and by the officers and directors, individually and as a group.  Except as otherwise indicated, all shares are owned directly.

	Common Stock Beneficially Owned		Percentage Owned (1)

Robert Kremer (2)	1,860,000	(3)	43.6%	(4)
121 Interpark Blvd., Suite 1204 San Antonio, Texas 78216

Kenneth Kremer (2)	1,600,000	(5)	38.4%	(6)
11502 Whisper Ledge San Antonio, Texas 78230

David M. Loev	900,000	(7)	23.0%	(8)
6300 West Loop South, Suite 280 Bellaire, Texas 77401

Carey Birmingham	652,000	(9)	16.7%	(10)
20222 Creek Farm San Antonio, Texas 78259

KBK, Inc. (11)	260,000	(12)	7.1%	(13)
121 Interpark Blvd., Suite 1204 San Antonio, Texas 78216

Officers and Directors as a Group (1 person)	1,860,000		43.6%	(4)

(1)	Using 3,564,500 shares outstanding as of September 25, 2007, unless otherwise stated.

(2)	Robert and Kenneth Kremer are brothers.

(3)
This number includes 1,000,000 shares held in Robert Kremer’s name, 600,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by Mr. Kremer to purchase shares of our common stock, as well as 160,000 shares of our common stock held by KBK, Inc., which is controlled by Mr. Kremer and 100,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by KBK, Inc.  The warrants are described in greater detail below under “Certain Relationships and Related Transactions.”

(4)	Using 4,264,500 shares outstanding, assuming the full exercise of the 700,000 warrants beneficially owned by Robert Kremer.

(5)
Includes 1,000,000 shares held by Kenneth Kremer and 600,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by Kenneth Kremer. The warrants are described in greater detail below under “Certain Relationships and Related Transactions.”

(6)	Using 4,164,500 shares outstanding, assuming the full exercise of the 600,000 warrants held by Kenneth Kremer.

(7)
Includes 550,000 shares held by Mr. Loev and 350,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by Mr. Loev. The warrants are described in greater detail below under “Certain Relationships and Related Transactions.”

(8)	Using 3,914,500 shares outstanding assuming the full exercise of the 350,000 warrants held by Mr. Loev.

(9)
Includes 550,000 shares of common stock held by Mr. Birmingham, 2,000 shares of common stock held by Mr. Birmingham’s wife and 350,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by Mr. Birmingham. The warrants are described in greater detail below under “Certain Relationships and Related Transactions.”

(10)	Using 3,914,500 shares of common stock outstanding assuming the exercise by Mr. Birmingham of all 350,000 warrants which he holds.

(11)	KBK, Inc. is beneficially owned by Robert Kremer.

(12)
Includes 160,000 shares of common stock and 100,000 five year warrants to purchase shares of our common stock at $0.375 per share, held by KBK, Inc. The warrants are described in greater detail below under “Certain Relationships and Related Transactions.”

(13)	Using 3,664,500 shares of common stock outstanding assuming the exercise by KBK, Inc. of all of the shares which it holds.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form SB-2 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  David M. Loev, the manager of The Loev Law Firm, PC, beneficially owns 550,000 shares of our common stock, and five year warrants to purchase an additional 350,000 shares of our common stock at an exercise price of $0.375 per share, of which 100,000 warrants expire if unexercised on November 2, 2010, and 250,000 warrants expire if unexercised on November 10, 2012, which shares and warrants represent approximately 23% of our outstanding common stock (assuming the exercise of all warrants held by Mr. Loev), which shares and warrants were granted to Mr. Loev in consideration for legal services rendered to us in connection with our formation.  Mr. Loev also holds a $10,000 convertible promissory note issued on September 28, 2007, which evidenced $10,000 of a total of $22,500 owed to Mr. Loev by the Company, which included $5,000 the Company agreed to pay Mr. Loev upon the receipt of the first round of comments (if any) on this Registration Statement by the Commission and $7,500 which the Company agreed to pay Mr. Loev upon the effectiveness of this Registration Statement.  The convertible promissory note bears interest at the rate of 5% per annum, and is due on August 31, 2008.  Any amounts not paid when due accrue interest at the rate of 15% per annum, can be converted by Mr. Loev into shares of our common stock at an exercise price of $0.10 per share.

Experts

The balance sheet of Michael Lambert, Inc., as of November 30, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, included in this Prospectus have been audited by Malone & Bailey, PC, our independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at the our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us.  The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.  The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or Directors against liability under the Securities Act of 1933, as amended. Additionally, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

FORWARD LOOKING STATEMENTS

This Form SB-2 includes forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning.  Various factors could cause actual results to differ materially from those expressed in the forward looking statements, including those described in "Risk Factors" in this prospectus.  We urge you to be cautious of these forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS
History

Michael Lambert, Inc. (the “Company,” “we,” “us,” and “MLI”) was incorporated in Nevada on November 2, 2005.  We are the successor entity to Robert Kremer D/B/A Michael Lambert, a sole proprietorship that was formed on July 1, 2005 (“Kremer”).  On November 2, 2005, all of the assets and liabilities of Kremer were transferred to us in exchange for 1,000,000 shares of common stock issued to our Chief Executive Officer and President, Robert Kremer.  Unless otherwise stated, references to the Company herein, include the operations and prior transactions of Kremer.  On January 3, 2006, we filed a correction to our Articles of Incorporation with the Secretary of State of Nevada, which included the designation of our Preferred Stock and indemnification provisions (both described below), which were mistakenly left out of our previous November 2, 2005 filing (the “Correction”).  All disclosure contained herein takes into account the Correction.

We are a development stage company, which manufactures handbags and plans to manufacture clothing accessories in the future, funding permitting. We plan to design our products to appeal to a broad market segment because of the unique design focus of our proposed brands.  We currently have sold only 168 handbags to date and no other clothing accessories.  We currently only sell our products under the brand “Michael Lambert” and currently only sell our products at a limited number of independently owned clothing stores in the San Antonio, Texas area to date; however in the future, we plan to sell our products directly to consumers over the Internet, through our website, www.michael-lambert.com, which includes information we do no wish to be incorporated by reference into this filing.

Additionally, in the future, funding permitting, we plan to operate through different brands, with different pricing of our products associated with the differing brands.  For instance, some brands will be more expensive and be made of higher quality fabrics and some brands will have a much lower price point.  As a result, we believe that our products will be able to apply to a broad range of buyers.

We plan to market our products and brands as an alternative to the existing lines of other handbag and closing accessories companies. We plan to develop brand awareness by employing and integrating design and quality with marketing, packaging, promotion, advertising and logistics.

In the future, funding permitting, our management currently anticipates employing a promotional plan that may include celebrity endorsements by actors, musicians, athletes and others who are in the very early stages of their careers. We also plan to actively support selective events and organizations that are relevant to women’s issues, funding permitting.  In addition, we plan to take an active role promoting MLI brands through the sponsorship of sports for women, and support academic programs for women, particularly in the areas of design.

While we are currently solely focused on the design, manufacture and sale of handbags, our future plans may include the design, manufacture and sale of other lifestyle products such as clothing, cologne/perfume, jewelry, eyewear or watches, funding permitting, if our management determines the sale of such items are in our best interests.

The Internet is a critical component of our plans for advertising and future growth.  It is our hope that our website will promote our planned brands, generate sales revenues, and support retailers who we hope will sell our products in the future.  We currently have two independently owned retailers in San Antonio, Texas, which sell our products.

On August 29, 2005, we entered into a Name & Trademark License Agreement (“Trademark Agreement”) with KBK, Inc., which is controlled by our Chief Executive Officer and President, Robert Kremer.  The agreement allows KBK to use our trademark for the term, “Michael Lambert Inc.,” (the “MLI Trademark”), in connection with the manufacture, sale and distribution of decorative fabrics and furniture within the United States.  We have a trademark, registered with the State of Texas for the service mark “ML Michael Lambert,” as described below under “Trademarks, Patents and Copyrights.”

The agreement is effective for one year and renewable for successive one year periods at the mutual agreement of both parties, and was renewed for an additional one-year term on August 29, 2006 and August 29, 2007.  KBK is required to pay us a 5% royalty on the sale of any products that contain the MLI Trademark.  The rights associated with the Trademark Agreement are non-exclusive; however, they are not able to be transferred except with the Company’s prior written consent. The Trademark Agreement may be terminated by us at any time without cause upon thirty (30) days written notice to KBK.  The Company currently has no trademarks, but has contacted an attorney and plans to register a trademark for the term “Michael Lambert Inc.,” in the State of Texas subsequent to the date of this Prospectus.

Market Need

Handbag sales are driven by economic conditions, demographic trends, and pricing. We see brand development as fulfilling a need that creates demand and generates sales.  We believe that consumers purchase products that are fashionable and appealing, as well as durable and practical.

According to a report by NPD Group, Inc., a market research firm located in Port Washington, New York , during 2004, 44% of women age thirteen and over reported purchasing a handbag/purse and on average, women bought three handbags in 2004. It is our belief that in today’s market place, handbags with a position for quality and fashion, particularly Italian, do very well. However, these name brands are often the first to be “knocked off” by counterfeiters.

Our handbags are quality, hand sewn bags and clutches in what is often described as vintage fashion.  Our handbags are one of a kind and never duplicated.  This written promise and guarantee is included in each and every handbag and clutch we manufacture.

We believe that our planned brands will offer quality and fashion, but that demand must be created, and that this will be accomplished through marketing and selective distribution.

The Apparel Industry

The U.S. apparel industry is large, mature, and highly fragmented.  Additionally, we believe that the apparel industry can basically be separated into national brands, smaller brands and store brands (or private label goods).  Apparel may be sold at discount stores and factory outlets, specialty stores, major chain stores and through direct mail catalogs and over the Internet.

We currently are working to sell our products through retail outlets, and have two retail outlets in San Antonio, Texas, which sell our handbags.  Additionally, a major emphasis of time and capital moving forward will be invested in website development and we hope to begin selling our handbags on the Internet by December 2007, of which there can be no assurance.

In addition to traditional retailers and the Internet, we may seek to secure time on major home shopping channels such as Home Shopping Network (“HSN”) and QVC, of which there can be no assurance.

Our primary target market for our products will be women. We intend to create broad market appeal and demand by designing products that are unique and stylish.  Additionally, we view the development of our brands as an attractive target for a foreign partner wishing to establish a market position in the United States.  Additionally, we plan to participate with foreign partners with our licensing agreements, if any, if we are successful with our branding.

On-Line Sales

Once our website is able to accept online orders, we plan to market such online sales at women. We recognize that we are entering a very competitive market place for the discretionary dollars of consumers. Our promotion and marketing will focus on fashion and style; quality and value of the product; and the unique, one of a kind nature of the handbags.

Competitors such as Ralph Lauren, Armani, Coach, and Louis Vuitton operate their own retail stores, sell to retailers and have informative websites. They use the Internet as a vehicle for marketing, promotion and sales.   In our opinion, we will need to find placement with selected retailers to successfully compete in the marketplace.

Our Internet development will focus on our ability to reach national and foreign consumers with our brands and easily transact their requests. We plan to establish payment control and delivery capability to foreign locations on our website in the future.

Competitive Advantage

We believe that in a market where consumers are barraged by advertising and marketing campaigns delivering an onslaught of lifestyle and fashion messages, a brand name can be a powerful weapon.  Brands have become an increasingly significant factor in apparel and footwear as consumers have less time to shop and are spending their disposable income more carefully.

We believe that established brand names, with their quality image, make the shopping experience easier and faster for many consumers. For manufacturers, brands build consumer loyalty, which translates into repeat business.  As such, we plan to focus the majority of our efforts initially in connection with building brand awareness for our products.

Trademarks, Patents and Copyrights

We have a registered trademark for the term “Michael Lambert, Inc.” in the State of Texas, Registration Number 800718619.  We have no other patents, trademarks or copyrights as of the date of this Prospectus.

Employees

As of September 20, 2007, we had one employee, our sole officer and Director, Robert Kremer, who is not paid any salary by us and is not accruing any salary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

Plan of Operation For The Next Twelve Months:

Marketing

Initially, we plan to use consultants to support our planned advertising and promotion campaigns.  We plan to have our staff appear with products and demonstrate their designs.  Additionally, we plan to promote the fact that our products are hand sewn in San Antonio, Texas by minority women who operate their own sewing cooperative called Fuerza Unida.  The Company is committed to continuing its Made In America production as long as it is assured of quality and timely production.  We do not currently have any agreements in place with Fuerza Undia.

We also plan to eventually sign athletes, actors, musicians, and models in the very early stages of their careers, funding permitting, to help market our products, with the hope that if such athletes, actors, musicians and models become successful, our products and advertising will get more exposure. Signing female athletes and actively supporting sports for women will be part of our marketing plan as well, funding permitting. Additionally, we plan to be pro-active in the support of organizations that contribute to bettering the lives and welfare of women and children.

Sales and Distribution Strategy

We intend to build a sales team that will be tasked with generating sales leads on a national and international basis as well as being responsible for establishing connections with retail outlets.

Key factors in our success will be our distribution. We plan to eventually use the following retail distribution channels:

1)	Department Stores;
2)	Apparel Specialty Stores;
3)	Boutique Stores;
4)	Internet Store; and
5)	Cable Television-Home Shopping.

Currently we only sell our handbags through two independently owned boutiques in San Antonio, Texas.

We believe that the distribution channel that has received the most attention recently is the Internet and  we believe that the Internet still has the greatest potential for growth, because we believe that the consumers like the convenience of being able to shop from anywhere at anytime. We currently plan to sell our products through out website beginning in approximately December 2007.

Our Growth Strategy

The first stage of our growth strategy, funding permitting, will be to develop and market a full range of handbags to consumers. We will seek to differentiate ourselves through unique designs, and the development of marketing strategies that will create brand awareness.

Our goals for the next year include:

1)	Develop campaign to create consumer awareness and demand;
2)	Establish marketing relationships and channels of distribution;
3)	Develop Internet website and links;
4)	Generate sales revenues for purposes of increasing production; and
5)	Continue design development and plans for increased production.

In addition to the growth strategy outlined above, we intend on seeking out other business which may generate revenue and explore mergers and or acquisitions with certain of these companies which we believe may add to our operations, generate synergies and/or give us greater brand awareness.  We do not currently have any agreements or understandings in place with any companies or partners regarding strategic partnerships, mergers or acquisitions.

Results of Operations for the three months ended May 31, 2007 and 2006

We had related party royalty revenue in connection with sales to KBK, Inc. (“KBK”), our wholesaler and distributor, which is controlled by our Chief Executive Officer, Robert Kremer, of $6,358 for the three months ended May 31, 2007, compared to $2,063 for the three months ended May 31, 2006, an increase of $4,295 or 208% from the prior period.  Our related party royalty revenue increased for the three months ended May 31, 2007, compared to the three months ended May 31, 2006, in connection with additional sales of our products through our relationship with KBK.

We had general and administrative expenses of $614,372 for the three months ended May 31, 2007, compared to $6,994 for the three months ended May 31, 2006, an increase of $607,378 from the prior period.  The increase in general and administrative expenses was mainly due to stock issued and stock options which were granted to our executive officer and our consultants for services rendered, during the three months ended May 31, 2007, which issuances and grants were not represented during the three months ended May 31, 2006.

We had interest expense of $1,147 for the three months ended May 31, 2007, compared to interest expense of $945 for the three months ended May 31, 2006, an increase in interest expense of $202 or 21.4% from the prior period.  Interest expense increased due to increased notes payable outstanding and the related increase in interest expense caused by such increase in notes payable.

We had a net loss of $609,161 for the three months ended May 31, 2007, compared to a net loss of $5,870 for the three months ended May 31, 2006, an increase in net loss of $603,285 from the prior period, which increase in net loss was mainly due to the $607,378 increase in general and administrative expenses, which was not offset by the $4,295 or 208% increase in revenues for the three months ended May 31, 2007, compared to the three months ended May 31, 2006.

Results of Operations for the six months ended May 31, 2007 and 2006

Related party revenues increased $10,966 or 410%, to $13,640 for the six months ended May 31, 2007, compared to $2,674 for the six months ended May 31, 2006.  Related party revenues increased in connection with additional sales of our products through our relationship with KBK.

We had general and administrative expenses of $621,718 for the six months ended May 31, 2007, compared to $9,124 for the six months ended May 31, 2006, an increase of $612,594 from the prior period.  The main reasons for the increase in general and administrative expenses were due to stock issued and stock options which were granted to our executive officer and our consultants for services rendered, during the six months ended May 31, 2007, which issuances and grants were not represented during the six months ended May 31, 2006.

We had interest expense of $2,712 for the six months ended May 31, 2007, compared to interest expense of $2,648 for the six months ended May 31, 2006.  Interest expense increased due to increased notes payable outstanding and the related increase in interest expense caused by such increase in notes payable.

Net loss increased $601,692 to $610,790 for the six months ended May 31, 2007, compared to $9,098 for the six months ended May 31, 2006.  The main reason for the increase in net loss was a $612,594 increase in general and administrative expenses which was not offset by a $10,966 or 410% increase in related party royalty revenue for the six months ended May 31, 2007, compared to the six months ended May 31, 2006.

Results of Operations for the Year ended November 30, 2006 and the Period from November 2, 2005 (inception) through November 30, 2005

We had royalty revenue, related party of $3,054 for the year ended November 30, 2006, compared to $0 for the period from November 2, 2005 (inception) through November 30, 2005.  The main reason for the increase in royalty revenue was the August 29, 2005 Name and Trademark License Agreement we entered into with KBK, and the fact that the $3,054 in royalty revenue represented 12 months of revenue, whereas the prior period was only for the period of 28 days.

We had general and administrative expenses of $164,552 for the year ended November 30, 2006, compared to $1,683,950 of general and administrative expenses for the period from November 2, 2005 (inception) through November 30, 2005, a decrease of $1,519,398 from the prior period.  The main reason for the decrease in general administrative expenses was that for the period from November 2, 2005 (inception) through November 30, 2005, we had certain one time expenses associated with the issuance of 3,140,000 shares of common stock, 1,000,000 of which were in connection with our entry into the Share Exchange Agreement with Robert Kremer, as described above, and 2,140,000 of which were in consideration for services rendered, as well as the grant of 1,200,000 warrants to purchase shares of our common stock at an exercise price of $0.375 per share, to certain consultants and our Chief Executive Officer, Robert Kremer, which were not represented during the year ended November 30, 2006.

We had interest expense of $4,529 for the for the year ended November 30, 2006, compared to interest expense of $274 for the period from November 2, 2005 (inception) through November 30, 2005, an increase of $4,255 from the prior period.  Interest expense increased due to increased notes payable outstanding and the fact that the interest expense for the year ended November 30, 2006, represented interest expense for an entire year, whereas the interest expense for the period from November 2, 2005 (inception) through November 30, 2005 only represented interest expense for approximately 28 days.

We had net loss of $166,027 for the year ended November 30, 2006, compared to net loss of $1,684,244 for the period from November 2, 2005 (inception) through November 30, 2005, a decrease in net loss of $1,518,197 from the prior period.  The main reasons for the decrease in net loss was a $1,519,398 decrease in general and administrative expenses and a $3,054 increase in royalty revenue for the year ended November 30, 2005, compared to the period from November 2, 2005 (inception) through November 30, 2005.

Liquidity and Capital Resources

We had total assets, consisting solely of current assets of cash and cash equivalents of $1,182 as of May 31, 2007.

We had total current liabilities consisting of current debt of $41,500 as of May 31, 2007.

We had $40,318 of negative working capital and an accumulated deficit of $2,386,040 as of May 31, 2007.

We had net cash used in operating activities of $9,578 for the six months ended May 31, 2007, which was mainly due to $610,790 of net loss offset by $605,518 of warrants issued for services in connection with the grant of 1,450,000 warrants to purchase shares of our common stock to various consultants, which was offset by the cancellation of 360,000 warrants to purchase shares of our common stock which were issued to various consultants during the six months ended May 31, 2007.

We had net cash provided by financing activities of $9,000 for the six months ended May 31, 2007, which included $5,000 of proceeds from related party loans in connection with the sale of promissory notes to our Chief Executive Officer and a company affiliated with us, as described below, and $4,000 from proceeds from the sale of common stock in connection with the sale of various shares of our common stock during the six months ended May 31, 2007.

We entered into a revolving line of credit agreement with one of our shareholders, Michael Sonaco, in July 2005 (“Line of Credit”).  We could borrow up to $25,000 under the Line of Credit, but had only borrowed $8,000 as of August 4, 2006, when the Line of Credit was replaced by another line of credit in the amount of $8,000.  The Line of Credit bears no interest and any unpaid principal is due on December 31, 2007.  Past due amounts will bear interest at the rate of 10% per year.  The balance of the Line of Credit as of the filing of this Registration Statement was $8,000.

On July 15, 2005 we entered into a loan agreement with KBK, Inc. (“KBK”), which is controlled by our Chief Executive Officer and President, Robert Kremer, for $1,000.00.  The loan agreement was to mature on December 31, 2006 and had an interest rate of 0%, provided the loan was not in default.  On or about December 15, 2006, the loan with KBK was increased to $3,000 and the maturity date of the loan was extended until December 31, 2007.  The interest rate remains 0% per annum, unless the Company defaults on payments due under the note, at which time the interest rate will increase to 10% per annum.  The balance of the loan agreement as of the filing of this Registration Statement was $3,000.

In July 2005, the Company issued a $27,500 Note Payable to the Company’s attorney, David M. Loev (the “Note”), in consideration for legal services rendered and to be rendered on behalf of the Company in connection with the drafting of our Private Placement Memorandum and the drafting and accompanying amendments associated with this Form SB-2 registration statement.  On September 28, 2007, we entered into a convertible promissory note with Mr. Loev, which replaced the prior Note, and evidenced $10,000 of a total of $22,500 owed to Mr. Loev by the Company, which included $5,000 the Company agreed to pay Mr. Loev upon the receipt of the first round of comments (if any) on this Registration Statement by the Commission and $7,500 which the Company agreed to pay Mr. Loev upon the effectiveness of this Registration Statement.  The convertible promissory note bears interest at the rate of 5% per annum, and is due on August 31, 2008.  Any amounts not paid when due accrue interest at the rate of 15% per annum, can be converted by Mr. Loev into shares of our common stock at an exercise price of $0.10 per share.  We have also previously issued Mr. Loev an aggregate of 550,000 shares of our common stock and warrants to purchase up to 350,000 shares of our common stock at an exercise price of $0.375 per share, in consideration for legal services rendered to the Company.

On January 13, 2006, we entered in a loan agreement with Robert Kremer, our Chief Executive Officer.  The loan agreement was for a total of $2,000, which amount does not bear interest unless such amount is in default, in which case it bears interest at the rate of 10% per annum.  The outstanding amount of the loan agreement is due December 31, 2007.  The balance of this loan agreement as of the filing of this Registration Statement was $2,000.

We entered into a loan agreement on August 16, 2005 with Joe and Jean Marteski for $1,000.  The loan had an interest rate of 0%, and was to mature on December 31, 2006; however, on August 15, 2006, the Marteski’s agreed to convert the $1,000 outstanding balance of the note into shares of our common stock at a conversion price of $0.50 per share.  As a result, we issued the Marteski’s 2,000 shares of our restricted common stock on or around August 15, 2006 in settlement of the amounts they were owed.

Other than as described above, the Company has no commitments from officers, directors or affiliates to provide funding, other than the Line of Credit described above.  Our growth and continued operations could be impaired by limitations on our access to the capital markets.

If we are unable to raise additional capital from conventional sources, including increases in the Line of Credit and/or additional sales of additional stock, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results. We have no commitments from our officer and Director or any of our shareholders to supplement our operations or provide us with financing in the future, other than the Line of Credit, described above.

In the future, we may be required to seek additional capital by selling debt or equity securities, selling assets, or otherwise be required to bring cash flows in balance when it approaches a condition of cash insufficiency. The sale of additional equity securities, if accomplished, may result in dilution to our shareholders. We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.

DESCRIPTION OF PROPERTY

Effective January 1, 2007, we entered into a sub-lease agreement with KBK, Inc., which is controlled by our Chief Executive Officer, Robert Kremer (“KBK”).  Pursuant to the sub-lease agreement, we agreed to lease 200 square feet of office space from KBK for the period from January 1, 2007 through December 31, 2007, at 121 Interpark Blvd., Suite 1204, San Antonio, Texas 78216.  Pursuant to the sub-lease agreement we agreed to pay KBK $350 per month during the term of the sub-lease agreement.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

In November 2005, we issued 1,000,000 shares of our restricted Common Stock to our Chief Executive Officer and President, Robert Kremer in connection with a Share Exchange Agreement entered into between Robert Kremer D/B/A Michael Lambert and the Company (the Share Exchange Agreement is described in greater detail under “Description of Business,” above”).

In November 2005, we granted an aggregate of 1,200,000 warrants to purchase shares of our common stock to eleven (11) shareholders, which included 50,000 warrants issued to KBK, Inc. (“KBK”), a company controlled by Robert Kremer our Chief Executive Officer and President, 200,000 warrants issued to Robert Kremer, our Chief Executive Officer and 200,000 shares issued to Kenneth Kremer, Robert Kremer’s brother, 100,000 warrants issued to David M. Loev, our corporate attorney and a significant shareholders of the Company, and 50,000 warrants issued to Carey Birmingham, a consultant and a significant shareholder of the Company.  The terms of these warrants included a cashless exercise provision and a lifespan of 5 years and an exercise price of $0.375 per share.

In November 2005, we issued an aggregate of 2,300,000 restricted shares of our Common Stock to twelve (12) shareholders in consideration for services rendered, which included 160,000 shares issued to KBK, 100,000 shares issued to Mr. Birmingham, and 350,000 shares issued to David M. Loev.

We entered into a revolving line of credit agreement with one of our shareholders, Michael Sonaco, in July 2005 (“Line of Credit”).  We could borrow up to $25,000 under the Line of Credit, but had only borrowed $8,000 as of August 4, 2006, when the Line of Credit was replaced by another line of credit in the amount of $8,000.  The Line of Credit bears no interest and any unpaid principal is due on December 31, 2007.  Past due amounts will bear interest at the rate of 10% per year.  The balance of the Line of Credit as of the filing of this Registration Statement was $8,000.

On July 15, 2005 we entered into a loan agreement in the amount of $3,000 with KBK, Inc. (“KBK”), which is controlled by our Chief Executive Officer and President, Robert Kremer.  The loan agreement was to mature on December 31, 2006, but has since been extended through our entry into another loan agreement to December 31, 2007.  The loan does not bear any interest provided the loan is not in default and bears interest at the rate of 10% per annum in the event the loan is in default.

In July 2005, the Company issued a $27,500 Note Payable to the Company’s attorney, David M. Loev (the “Note”), in consideration for legal services rendered and to be rendered on behalf of the Company in connection with the drafting of our Private Placement Memorandum and the drafting and accompanying amendments associated with this Form SB-2 registration statement.  On September 28, 2007, we entered into a convertible promissory note with Mr. Loev, which replaced the prior Note, and evidenced $10,000 of a total of $22,500 owed to Mr. Loev by the Company, which included $5,000 the Company agreed to pay Mr. Loev upon the receipt of the first round of comments (if any) on this Registration Statement by the Commission and $7,500 which the Company agreed to pay Mr. Loev upon the effectiveness of this Registration Statement.  The convertible promissory note bears interest at the rate of 5% per annum, and is due on August 31, 2008.  Any amounts not paid when due accrue interest at the rate of 15% per annum, can be converted by Mr. Loev into shares of our common stock at an exercise price of $0.10 per share.

On August 29, 2005, we entered into a Name & Trademark License Agreement with KBK, Inc., which is controlled by our Chief Executive Officer and President, Robert Kremer.  The agreement allows KBK touse our trademark, in connection with the manufacture, sale and distribution of decorative fabrics and furniture within the United States.  The agreement was effective for one year and was renewable for successive one year periods at the mutual agreement of both parties, and was renewed for additional one (1) year terms on August 29, 2006 and August 29, 2007.  KBK is required to pay us a 5% royalty on the sale of any products that contain our trademark (which we are currently in the process of registering).

On September 8, 2005, we purchased $1,000 of inventory from KBK.

On January 13, 2006, we entered in a loan agreement with Robert Kremer, our Chief Executive Officer.  The loan agreement was for a total of $2,000, which amount does not bear interest unless such amount is in default, in which case it bears interest at the rate of 10% per annum.  The outstanding amount of the loan agreement is due December 31, 2007.

In September 2006, we issued 200,000 shares of common stock to Mr. Loev in consideration for legal services rendered to the Company.

In February 2007, we granted 250,000 warrants to Mr. Birmingham, 50,000 warrants to KBK, 400,000 warrants to Robert Kremer, 400,000 warrants to Kenneth Kremer, and 250,000 warrants to David M. Loev, in consideration for services rendered.  The terms of these warrants included a cashless exercise provision and a lifespan of 5 years and an exercise price of $0.375 per share.

Effective January 1, 2007, we entered into a sub-lease agreement with KBK, Inc., which is controlled by our Chief Executive Officer, Robert Kremer (“KBK”), described in greater detail above under “Description of Property.”

In February 2007, our Chief Executive Officer, Robert Kremer transferred 20,000 shares of common stock which he held to a non-affiliated individual.

In February 2007, Kenneth Kremer, a significant shareholder of the Company, and the brother of Robert Kremer transferred 20,000 shares of common stock which he held to a non-affiliated individual.

EXECUTIVE COMPENSATION

Name & Principal Position	Year	Salary ($)	Other(1) Annual Compen- sation	Restricted Stock Awards	Warrants issued for Services	Total Annual Compensation

Robert Kremer CEO, President, CFO, Secretary, Treasurer and Director (2)	2006	-	-		$60,000 (2)	$60,000
	2005	-	-		$30,000 (3)	$30,000

Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. We had no executive employees who have received more than $100,000.00 in total compensation since our formation in July 2005.

(1) No Executive Officer received any LTIP payouts, non-equity incentive plan compensation, nonqualified deferred compensation earnings or bonuses during the last two fiscal years, and no salaries are being accrued.

(2) Represents the value of 400,000 five year warrants to purchase shares of our common stock at an exercise price of $0.375 per share issued to Mr. Kremer.

(3) Represents the value of 200,000 five year warrants to purchase shares of our common stock at an exercise price of $0.375 per share issued to Mr. Kremer.

Robert Kremer does not receive or accrue a salary.  It is anticipated that he will not receive a salary until we obtain a minimum of $150,000 in annual revenues, of which there can be no assurance.

COMPENSATION DISCUSSION AND ANALYSIS

Director Compensation

No member of our Board of Directors has ever received any separate compensation other than the salary, if any, that they receive as an executive of the Company; however, the Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors, consisting solely of Mr. Kremer, determines the compensation given to our executive officers in his sole determination. As our executive officers currently draw no compensation from us, we do not currently have any executive compensation program in place. Although we have not to date, our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors.

Criteria for Compensation Levels

The Company seeks to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its officers, employees, and the communities in which the Company operates.

The Board of Directors (in establishing compensation levels for the Company’s Chief Executive Officer, if any) and the Company (in establishing compensation levels for other executives, if any) may consider many factors, including, but not limited to, the individual’s abilities and performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team and other employees. In determining compensation levels, the Board of Directors may also consider the experience level of each particular individual and/or the compensation level of executives in similarly situated companies in our industry.

Compensation levels for executive officers are generally reviewed upon the expiration of such executive’s employment agreements (if any), or annually, but may be reviewed more often as deemed appropriate.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 140,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share.  As of September 25, 2007, we had 3,564,500 shares of common stock issued and outstanding and – 0 – shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock.  It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the Preferred Stock; however, these effects may include:

o	Restricting dividends on the common stock;

o	Diluting the voting power of the common stock;

o	Impairing the liquidation rights of the common stock; or

o	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently authorized nor contemplated by us, we do not believe that any provision of our charter or bylaws would delay, defer or prevent a change in control.

Warrants

We currently have 2,165,000 warrants outstanding, which warrants were granted to various consultants of the Company in consideration for services rendered to the Company between November 2005 and February 2007, which warrants have a five year term and an exercise price of $0.375 per share.

SHARES AVAILABLE FOR FUTURE SALE

Upon the date of this Prospectus, there are 3,564,500 shares of common stock issued and outstanding.  Upon  the  effectiveness  of this registration statement, 2,039,500 shares of  Common  Stock  to  be resold pursuant to this Prospectus  will  be  eligible  for immediate resale in the public market if and when  any  market  for  the  Common  Stock  develops, subject to the exercise of 1,400,000 shares of common stock issuable in connection with the exercise of outstanding warrants, and subject to the resale limitations of Rule 144 (described below) in connection with sales of common stock held by our affiliates.  There currently exists no public market for the Company’s common stock.

The remaining 2,925,000 outstanding shares of our issued and outstanding common stock which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144.  Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

Rule  144 governs resale of "restricted securities" for the account of any  person  (other  than an issuer), and restricted and unrestricted securities for  the  account  of  an  "affiliate"  of  the  issuer.  Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act.  An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer.  Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock.  Under  Rule  144 unregistered resales of restricted Common  Stock  cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable  Requirements").  Resales by the Company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements.  The volume  limitations  provide  that a person (or persons who must aggregate their sales)  cannot, within any three-month period, sell more than the greater of one percent  of the then outstanding shares, or the  average weekly reported trading volume during the four calendar weeks preceding each such sale.  A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 2,039,500 shares of common stock by the selling stockholders.  The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders.  We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.  None of the selling stockholders are broker-dealers or affiliates of broker-dealers.  None of the selling stockholders have had a material relationship with us since our inception.

SELLING STOCKHOLDERS

Name	Date Issued	Consideration	Common Stock Included In this Prospectus		Common Stock Beneficially Owned After Offering (1)

Alkire, Jay	May 2006	Cash (7)	1,000		-
Birmingham, Carey (4)	September 2006	Services	200,000		200,000
Birmingham, Carey (4)	February 2007	Services	250,000	(2)	200,000
Birmingham, Janet (4)	April 2006	Cash (7)	2,000		-
Birnbaum, Susan	September 2006	Cash (7)	1,000		-
Buchanan, Kari	June 2006	Cash (7)	1,000		-
Buchanan, Kari	September 2006	Services	100,000		-
Buchanan, Kari	February 2007	Services	50,000	(2)	-
Collins, Theresa	September 2006	Cash (7)	1,000		-
Gordon, Martin	January 2007	Cash (7)	2,000		-
Harrington, Martha	May 2006	Cash (7)	1,000		-
Hendin, Bruce	December 2006	Cash (7)	2,000		-
KBK, Inc. (5)	February 2007	Services	50,000	(2)	210,000
Kremer, Kenneth	February 2007	Services	400,000	(2)	1,380,000
Kremer, Robert M. (6)	February 2007	Services	400,000	(2)	1,380,000
Loev, David	September 2006	Services	200,000	(2)	450,000
Loev, David	February 2007	Services	250,000	(2)	450,000
MacMahon, Robert	June 2006	Cash (7)	1,000		-
Marteski, Joseph and Jean	August 2006	Note Conversion	2,000	(3)	-
Matthews, Christopher	June 2006	Cash (7)	1,000		-
Matthiessen, Robert	May 2006	Cash (7)	2,000		-
Meade, Anthony	March 2006	Cash (7)	3,000		-
Morgan, J. Kathryn	June 2006	Cash (7)	1,000		-
Olson, James	March 2006	Cash (7)	2,000		-
Ornstein, Myrna	April 2007	Cash (7)	2,000		-
Penner, Mark	May 2006	Cash (7)	1,000		-
Rago, Stacy	April 2006	Cash (7)	1,000		-
Schooman, David	June 2006	Cash (7)	1,000		-
Schroeder, Michael	November 2006	Cash (7)	1,000		-
Sonaco, Gregory	April 2006	Cash (7)	1,000		-
Sosa, Kathy	August 2007	Services	100,000		-
Stewart, Lisa	May 2006	Cash (7)	1,000		-
Stewart, Rita	January 2007	Cash (7)	2,000		-
Sullivan, Beatrice	September 2006	Cash (7)	1,000		-
Weiner, Gordon	August 2006	Cash (7)	500		-
Wilson, Larry and Catherine	May 2006	Cash (7)	4,000		-
Yount, Harold A. and Anita G.	July 2006	Cash (7)	1,000		-
		Total	2,039,500

(1) Assuming all shares registered are sold.

(2) Represents shares of common stock issuable in connection with the exercise of five year warrants to purchase shares of our common stock at $0.375 per share.

(3) Represents shares of common stock issued in satisfaction of a $1,000 promissory note owed to Mr. and Mrs. Marteski.

(4) Janet Birmingham is the mother of Carey Birmingham.

(5) KBK, Inc. is beneficially owned by our sole officer and Director, Robert Kremer and the shares registered on its behalf will be subject to the resale provisions of Rule 144, described below under “Shares Available for Future Sale.”

(6) Mr. Kremer is the sole officer and Director of the Company and the shares registered on him behalf will be subject to the resale provisions of Rule 144, described below under “Shares Available for Future Sale.”

(7) Represents shares of common stock sold in a private placement pursuant to an exemption provided by Rule 506 of the Securities Act of 1933, as amended, for consideration of $0.50 per share.

Upon the effectiveness of this registration statement, 3,564,500 shares  of  Common  Stock  to  be resold pursuant to this Prospectus  will  be  eligible  for immediate resale in the public market if and when  any  market  for  the  Common  Stock  develops, subject to the exercise of 1,450,000 shares of common stock issuable in connection with the exercise of outstanding warrants, and subject to the resale limitations of Rule 144 (described above) in connection with sales of common stock held by our affiliates.  The  2,925,000 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by  one  or  more  of  the  following  methods,  without  limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock.  Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  If before the Company’s shares are quoted on the OTC Bulletin Board, selling shareholders wish to sell at a price different from $0.10 per share, we will file a post-effective amendment beforehand.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors and the market conditions for the sale of equity securities in similar companies.  The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value.  We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Security Holders may sell their shares of common stock short and redeliver our common stock to close out such short positions; however, the Selling Security Holders may not use shares of our common stock being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Security Holders or others engage in short selling it may adversely affect the market price of our common stock.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this Prospectus.

Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock.  We have 2,165,000 shares of common stock subject to outstanding options and warrants, described in greater detail under “Description of Capital Stock.”  We have no outstanding shares of Preferred Stock.  Except for this offering, there is no common stock that is being, or has been proposed to be, publicly offered.  As of September 25, 2007, there were 3,564,500 shares of common stock outstanding, held by approximately 43 shareholders of record.

ADDITIONAL INFORMATION

Our fiscal year ends on November 30.  We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable.  In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable.  You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561.  You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings are also available to the public on the SEC’s Internet site at http\\www.sec.gov.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.  The following financial statements pertaining to Michael Lambert, Inc. are filed as part of this Prospectus.

MICHAEL LAMBERT, INC.
BALANCE SHEET
May 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,182
Inventory	-
Total current assets	1,182

TOTAL ASSETS	$1,182

LIABILITIES & SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Current debt	$41,500

TOTAL CURRENT LIABILITIES	41,500

Commitments and contingencies	-

SHAREHOLDERS’ DEFICIT

Preferred stock, $.001 par value,
10,000,000 shares authorized,
none issued and outstanding	-

Common stock, $.001 par value,
140,000,000 shares authorized
3,464,500 shares issued and outstanding	3,464

Additional paid-in-capital	2,342,258

Accumulated deficit	(2,386,040)

TOTAL SHAREHOLDERS’ DEFICIT	(40,318)

TOTAL LIABILITIES & SHAREHOLDERS’ DEFICIT	$1,182

MICHAEL LAMBERT, INC.
STATEMENTS OF OPERATIONS
Three and Six Months Ended May 31, 2007 and 2006
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2007	2006	2007	2006

Related party royalty revenue	$ 6,358	$ 2,063	$ 13,640	$ 2,674

General and administrative expenses	(614,372)	(6,994)	(621,718)	(9,124)

Interest expense	(1,147)	(945)	(2,712)	(2,648)

Net loss	$ (609,161)	$ (5,876)	$ (610,790)	$ (9,098)

Basic and diluted net loss
per common share	$ (0.18)	$ (0.00)	$ (0.18)	$ (0.00)

Basic and diluted weighted average common
shares outstanding	3,463,652	3,309,337	3,461,621	3,304,720

MICHAEL LAMBERT, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
Six Months Ended May 31, 2007

	Common Shares	Common Stock at Par Value	Additional Paid-in-Capital	Accumulated Deficit	Total

Balances at November 30, 2006	3,454,500	$ 3,454	$ 1,728,138	$ (1,775,250)	$ (43,658)
Stock for Cash	8,000	8	3,992	-	4,000
Warrants issued for services			605,518		605,518
Note conversion	2,000	2	998		1,000
Imputed interest			2,712		2,712
Imputed rent expense			900		900
Net loss	-	-	-	(610,790)	(610,790)

Balances at May 31, 2007	3,464,500	$3,464	$2,342,258	$(2,386,040)	$ (40,318)

MICHAEL LAMBERT, INC.
STATEMENT OF CASH FLOWS
Six Months Ended May 31, 2007 and 2006
(Unaudited)

	May 31, 2007	May 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(610,790)	$(9,098)
Adjustments to reconcile net loss to
cash used in operating activities:
Warrants issued for services	605,518
Imputed rent expense	900	900
Imputed interest	2,712	-
Changes in:
Accounts payable and accrued liabilities	(7,918)	2,648

NET CASH USED IN OPERATING ACTIVITIES	(9,578)	(5,550)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party loans	5,000
Proceeds from sale of common stock	4,000
Proceeds from sale of common stock	9,000	9,500

Net change in cash	(578)	3,950

Cash balance, beginning of period	1,760	889

Cash balance, end of period	$1,182	$4,839

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

MICHAEL LAMBERT, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - INTERIM PRESENTATION

The accompanying unaudited interim financial statements of Michael Lambert, Inc. (MLI) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained elsewhere in this  Form SB-2.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2006 as reported elsewhere in this Form SB-2 have been omitted.

NOTE 2 - GOING CONCERN

As indicated in the accompanying financial statements, MLI had minimal operations and a working capital deficit as of May 31, 2007. These conditions raise substantial doubt as to MLI's ability to continue as a going concern.  Management is trying to raise additional capital through sales of MLI’s common stock and is seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if MLI is unable to continue as a going concern.

NOTE 3 – CAPITAL STOCK

During the six month period ended May 31, 2007,
  - MLI sold 8,000 shares of common stock for $4,000, and
  - MLI issued warrants to purchase 1,450,000 at $.375 per share during the next 5 years for services rendered, and valued at their fair value of $605,518.
  - MLI canceled 510,000 warrants previously issued.

NOTE 4 - RELATED PARTY TRANSACTIONS

On January 1, 2007, MLI began leasing office space from its sole officer and director for $350 per month.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Michael Lambert, Inc.
San Antonio, Texas

We have audited the accompanying balance sheet of Michael Lambert, Inc. (MLI) as of November 30, 2006, the related statements of operations, changes in shareholders’ deficit and cash flows for the year then ended and for the period from November 2, 2005 (inception) through November 30, 2005.  These financial statements are the responsibility of MLI’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MLI as of November 30, 2006, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that MLI will continue as a going concern.  As discussed in Note 2 to the financial statements, MLI has limited capital and has incurred a net loss from operations, which raises substantial doubt about its ability to continue as a going concern.  MLI’s plans regarding those matters are also discussed in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 9, 2007

MICHAEL LAMBERT, INC.
BALANCE SHEET
November 30, 2006

ASSETS
CURRENT ASSETS
Cash	$1,760

TOTAL ASSETS	$1,760

LIABILITIES & SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accrued liabilities	$7,919

LONG TERM LIABILITIES
Long-term debt	37,500

TOTAL LIABILITIES	45,419

Commitments and contingencies	-

SHAREHOLDERS’ DEFICIT
Preferred stock, $.001 par value,
10,000,000 shares authorized,
none issued and outstanding	-
Common stock, $.001 par value,
140,000,000 shares authorized
3,604,500 shares issued and outstanding	3,604
Additional paid-in-capital	1,802,988
Accumulated deficit	(1,850,251)

TOTAL SHAREHOLDERS’ DEFICIT	(43,659)

TOTAL LIABILITIES & SHAREHOLDERS’ DEFICIT	$1,760

MICHAEL LAMBERT, INC.
STATEMENTS OF OPERATIONS

	Year Ended November 30, 2006	November 2, 2005 (inception) through November 30, 2005

Royalty revenue – related party	$3,054	$-

General and administrative expenses	164,552	1,683,950

Interest expense	4,529	274
Total expenses	169,081	1,684,224

Net loss	$(166,027)	$(1,684,224)

Basic and diluted net loss
per common share	$(0.05)	$(0.51)

Basic and diluted weighted average common
shares outstanding	3,442,182	3,300,000

MICHAEL LAMBERT, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the Period from November 2, 2005 (inception) through November 30, 2005 and the
Year Ended November 30, 2006

	Common Shares	Common Stock at Par Value	Additional Paid-in-Capital	Accumulated Deficit	Total
Balances at November 2, 2005	-	$-	$-	$-	$-
Assumption of assets and liabilities from predecessor entity in exchange for common shares	1,000,000	1,000	(35,793)	-	(34,793)
Common shares issued for services	2,300,000	2,300	1,147,700	-	1,150,000
Stock option expense	-	-	533,132	-	533,132
Imputed rent expense	-	-	274	-	274
Net loss	-	-	-	(1,684,224)	(1,684,224)
Balances at November 30, 2005	3,300,000	3,300	1,645,313	(1,684,224)	(35,611)
Common shares issued for services	275,000	275	137,225	-	137,500
Common shares issued for cash	29,500	29	14,721	-	14,750
Imputed rent expense			1,800		1,800
Imputed interest expense			3,929		3,929
Net loss	-	-	-	(166,027)	(166,027)

Balances at November 30, 2006	3,604,500	$3,604	$1,802,988	$(1,850,251)	$(43,659)

MICHAEL LAMBERT, INC.
STATEMENT OF CASH FLOWS
For the Year Ended November 30, 2006 and the Period from November 2, 2005 (inception)
through November 30, 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(166,027)	$(1,684,224)

Adjustments to reconcile net loss to
cash used in operating activities:
Share based compensation	137,500	1,683,132
Imputed rent expense	1,800	274
Write off of obsolete inventory	1,000	-
Imputed interest expense	3,929	-
Changes in:
Accounts payable and accrued liabilities	7,919	(850)

NET CASH USED IN OPERATING ACTIVITIES	(13,879)	(1,668)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash acquired from predecessor entity	-	2,557
Proceeds from sale of common stock	14,750	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	14,750	2,557

Net change in cash	871	889

Cash balance, beginning of period	889	-

Cash balance, end of period	$1,760	$889

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

MICHAEL LAMBERT, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business -  Michael Lambert, Inc. (MLI) was incorporated in Nevada on November 2, 2005 and is engaged in the design, manufacture and sale of handbags and accessories.  In addition, MLI has licensed the use of its name and trademark to a related-party under an agreement that entitles it to receive royalty revenues.

MLI is the successor entity to Robert Kremer D/B/A Michael Lambert, a sole proprietorship that was formed on July 1, 2005.  All of the assets and liabilities of the sole proprietorship were transferred to MLI on November 2, 2005 in exchange for one million shares of common stock issued to Robert Kremer.  The sole proprietorship ceased to exist at that time.

Use of Estimates - In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents - All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition– MLI recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable and collectibility is reasonably assured.

Inventory - Inventory is stated at the lower of cost or market.

Income Taxes– MLI recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when differences are expected to be recovered.  MLI provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Earnings Per Share– Basic and diluted net income or (loss) per share calculations are presented in accordance with SFAS No. 128 and are calculated on the basis of the weighted average number of common shares outstanding during the year.  They include the dilutive effect of common

Stock Compensation– MLI accounts for its employee stock option plans under the provisions of SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation.”  MLI also expenses the fair value of stock options issued to non-employees in accordance with Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or In Conjunction with Selling Goods or Services.”

MLI periodically issues shares of common stock to non-employees in exchange for services provided.  The value of the shares is equal to quoted market price on either the date an agreement to issue the shares is signed or the date the director approves the issuance.  MLI records the value of the shares as an expense.

Recently Issued Accounting Pronouncements– MLI does not expect the adoption of recently issued accounting pronouncements to have a significant effect on MLI’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

As indicated in the accompanying financial statements, MLI has had minimal operations, an accumulated deficit of $1,850,251 and a working capital deficit of $6,159 as of November 30, 2006. These conditions raise substantial doubt as to MLI's ability to continue as a going concern.  Management is trying to raise additional capital through sales of MLI’s common stock and is seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if MLI is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

On August 29, 2005, MLI entered into a Name & Trademark License Agreement with KBK, Inc., which is majority-owned and controlled by Robert Kremer, MLI’s sole officer and director, and Kenneth Kremer.  The agreement allows KBK to use MLI’s trademark in connection with the manufacture, sale and distribution of decorative fabrics and furniture within the United States.  The agreement is effective for one year and renewable for successive one year periods if requested by KBK and granted by MLI.  KBK is required to pay MLI a 5% royalty on the sale of any products that contain the trademark.

MLI currently leases office space from KBK on rent-free, month to month basis.  This arrangement is not subject to a written agreement and may by terminated at any time by KBK.  MLI has recorded imputed rent expense of $1,800 and $274 for the year ended November 30, 2006 and the period from November 2, 2005 (inception) through November 30, 2005, respectively.  The amount of imputed rent expense was determined by reference to the actual amount of rent currently paid by KBK for the space.

KBK owned 4.8% of MLI’s outstanding common shares as of November 30, 2006 and has the option to purchase an additional 50,000 shares.

NOTE 4 - NOTES PAYABLE & LONG-TERM DEBT

On July 20, 2005, MLI entered into a revolving credit note agreement with Michael Sonaco that allows it to borrow a maximum of $25,000 on demand.  Any outstanding balances must be repaid by December 31, 2007.  As of November 30, 2006 and 2005, MLI had borrowed $8,000 under the under the agreement.  Mr. Sonaco has received 150,000 shares of MLI’s common stock and has the option to purchase an additional 50,000 shares.

On July 14, 2005, MLI borrowed $1,000 from KBK.  The note matures on December 31, 2007.

On August 13, 2005, MLI borrowed $1,000 from Joe and Jean Marteski.  The note matures on December 31, 2007.

On August 30, 2005, MLI entered into a promissory note with David Loev for $27,500 in consideration for legal services relating to the preparation of a private placement memorandum and the registration of MLI’s stock with the Securities and Exchange Commission.  MLI expects to pay the note with funds raised through the private placement.  Mr. Loev also received 350,000 shares of common stock for his services and has the option to purchase an additional 100,000 shares.  The note matures on December 31, 2007.

The amounts borrowed under the credit note agreement and promissory notes do not bear interest. MLI  has imputed  interest expense of $3,929 for the year ended November 30, 2006 which is included in additional paid in capital.

NOTE 5 – CAPITAL STOCK

On November 2, 2005, MLI issued 1,000,000 shares of common stock to Robert Kremer in exchange for the assets and liabilities acquired from its predecessor entity.

In addition, during November 2005 MLI issued 2,300,000 shares of common stock to non-employees in exchange for services rendered on its behalf, which had a fair value of $1,150,000.  The entire value of these shares has been recognized as an expense.

On September 1, 2006, MLI issued 275,000 shares of common stock to non-employees in exchange for services rendered on its behalf, which had a fair value of $137,500.

During the period ended November 30, 2006, MLI sold 29,500 shares of common stock for $14,750.

NOTE 6 – STOCK OPTIONS

On November 2, 2005, MLI awarded 200,000 options to Robert Kremer, its sole officer and director. In addition, MLI granted a total of 1,000,000 options to non-employees in exchange for services that have been rendered or will be rendered in the future.  All of the outstanding options were immediately exercisable at $0.375 per share and will expire on August 31, 2010.

MLI estimated the fair value of the options to be $533,132 using the Black Scholes pricing model.  The entire amount was recorded in the Statement of Operations as an expense for the period ended November 30, 2005.

The assumptions used to value the options are as follows: Dividend Yield: 0%, Expected Volatility: 131.20%,  Risk-Free Rate:  3.75%, Expected Term: 5 Years

MLI’s stock is not actively traded at this time.  Therefore, the volatility assumption was estimated by averaging the volatility of two active companies that have operations similar to MLI.

NOTE 7 - INCOME TAXES

As of November 30, 2006, MLI accumulated a net operating loss of approximately $30,000 for tax purposes, which resulted in a deferred tax asset of approximately $10,000.  This loss may be used to offset future taxable income earned and will begin expiring in 2025. Due to the substantial doubts regarding MLI’s ability to continue as a going concern, management has recorded a full valuation allowance against the deferred tax asset.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 25.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement.  All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid
--------------------------------------------------------------------	------------------------------
Filing Fee - Securities and Exchange Commission	62.50
Attorney’s fees and expenses	35,000.00	*
Accountant’s fees and expenses	10,000.00	*
Transfer agent’s and registrar fees and expenses	1,500.00	*
Printing and engraving expenses	1,500.00	*
Miscellaneous expenses	5,000.00	*
------------------------	----------------
Total	$ 53,062.50	*

* Estimated

ITEM 26.                      RECENT SALES OF UNREGISTERED SECURITIES

In November 2005, we issued 1,000,000 shares of our restricted Common Stock to our Chief Executive Officer and President, Robert Kremer in connection with a Share Exchange Agreement entered into between Robert Kremer D/B/A Michael Lambert and the Company (the Share Exchange Agreement is described in greater detail under “Description of Business,” above”).  We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

In November 2005, we issued an aggregate of 1,200,000 warrants to purchase shares of our common stock to eleven (11) shareholders, which included 50,000 warrants issued to KBK, Inc. (“KBK”), a company controlled by Robert Kremer our Chief Executive Officer and President, 200,000 warrants issued to Robert Kremer, our Chief Executive Officer and 200,000 shares issued to Kenneth Kremer, Robert Kremer’s brother, 100,000 warrants issued to David M. Loev, our corporate attorney and a significant shareholders of the Company, and 50,000 warrants issued to Carey Birmingham, a consultant and a significant shareholder of the Company.  The terms of these warrants included a cashless exercise provision and a lifespan of 5 years and an exercise price of $0.375 per share.  We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the securities for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing grants and we paid no underwriting discounts or commissions.

In November 2005, we issued an aggregate of 2,300,000 restricted shares of our Common Stock to twelve (12) shareholders in consideration for services rendered, which included 160,000 shares issued to KBK, 100,000 shares issued to Mr. Birmingham, and 350,000 shares issued to David M. Loev. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions.

From March 2006 to April 2007, we sold an aggregate of 37,500 shares of our restricted common stock to twenty-eight (28) shareholders in consideration for an aggregate of $18,750 or $0.50 per share in connection with a Private Placement of our common stock.  We claim an exemption from registration provided by Rule 506 of Regulation D of the Act.

In August 2006, we issued 2,000 shares of our restricted common stock to Joseph and Jean Marteski in consideration for and in connection with the conversion of an outstanding promissory note in the amount of $1,000 owed to Mr. and Mrs. Marteski into shares of our common stock in forgiveness for the repayment of the note.  We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

In September 2006, we issued an aggregate of 300,000 shares of our restricted common stock to two individuals in consideration for consulting services rendered and 200,000 restricted shares to one individual, David M. Loev, of The Loev Law Firm, PC in consideration for legal services rendered.  We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions.

In September 2006, we cancelled 225,000 shares of common stock issued to consultants in November 2005, due to such consultants failing to complete the original services contemplated by the original issuance of the shares. We claim an exemption from registration afforded by Section 4(2) of the Act for the following cancellations.

In November 2006, we cancelled 125,000 warrants to purchase shares of our common stock which were originally issued to consultants in November 2005, due to such consultants failing to complete the original services contemplated by the original issuance of the shares. We claim an exemption from registration afforded by Section 4(2) of the Act for the following cancellations.

In January 2007, we cancelled 360,000 shares of our common stock which were originally issued to consultants in November 2005, due to such consultants failing to complete the original services contemplated by the original issuance of the shares. We claim an exemption from registration afforded by Section 4(2) of the Act for the following cancellations.

In February 2007, we cancelled 150,000 shares of our common stock which were originally issued to consultants in November 2005, due to such consultants failing to complete the original services contemplated by the original issuance of the shares. We claim an exemption from registration afforded by Section 4(2) of the Act for the following cancellations.

In February 2007, we granted 250,000 warrants to Mr. Birmingham, 50,000 warrants to KBK, 400,000 warrants to Robert Kremer, 400,000 warrants to Kenneth Kremer, and 250,000 warrants to David M. Loev, in consideration for services rendered.  The terms of these warrants included a cashless exercise provision and a lifespan of 5 years and an exercise price of $0.375 per share.  We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the securities for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing grants and we paid no underwriting discounts or commissions.

In August 2007, we issued 100,000 shares of our common stock to a consultant in consideration for services rendered. We claim an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

ITEM 27. EXHIBITS

Exhibit	3.1*	Articles of Incorporation of Michael Lambert, Inc.

Exhibit	3.2*	Articles of Correction and Corrected Articles of Incorporation.

Exhibit	3.3*	Bylaws of Michael Lambert, Inc.

Exhibit	5.1*	Opinion and consent of The Loev Law Firm, PC
re: the legality of the shares being registered

Exhibit	10.1*	Share Exchange Agreement

Exhibit	10.2*	Name and Trademark License Agreement

Exhibit	10.3*	Promissory Note (KBK, Inc.)

Exhibit	10.4*	Promissory Note (Robert Kremer)

Exhibit	10.5*	Convertible Promissory Note (David M. Loev)

Exhibit	10.6*	Line of Credit with Michael Sonaco

Exhibit	10.7*	Sublease Agreement with KBK, Inc.

Exhibit	23.1*	Consent of Malone & Bailey, PC, Independent Public Accountants

Exhibit	23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

*           Filed as an exhibit to this Form SB-2 Registration Statement.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.  For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7.  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8.  That, for the purpose of determining liability under the Securities Act to any purchaser:

a). If the small business issuer is relying on Rule 430B:

1.  Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

2.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b). If the small business issuer is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of San Antonio, Texas, October 4, 2007.

MICHAEL LAMBERT, INC.

By: /s/ Robert Kremer
Robert Kremer, Chief Executive Officer and
Chief Financial Officer (Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Robert Kremer
Robert Kremer, Chief Executive Officer, President,
Chief Financial Officer (Principal Accounting Officer),
Treasurer, Secretary and Director

October 4, 2007